EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-146349 on Form S-8 and Registration No. 333-159012 on Form S-3 of Cinemark Holdings, Inc. of our report dated March 9, 2010 relating to the financial statements of National CineMedia, LLC, appearing in the Annual Report on Form 10-K for the year ended December 31, 2009 of Cinemark Holdings, Inc.
/s/ Deloitte & Touche LLP
Denver, Colorado
March 9, 2010